Exhibit 11



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                   K-TEL INTERNATIONAL, INC. AND SUBSIDIARIES

             STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE

                    (In Thousands, Except Per Share Amounts)

               For the Quarters ended September 30, 1995 and 1994

                                                                        1995    1994

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Primary earnings per share --

Weighted average number of issued shares outstanding                    3,707   3,707

Effect of:
  Stock Incentive Plan                                                     96      97

Shares outstanding used to compute primary earnings per share           3,803   3,805

Net Income                                                             $  305  $   66

Primary earnings  per share                                            $  .02  $  .08



Fully diluted earnings per share --

Weighted average number of shares used for primary earnings per share   3,803   3,805

Effect of:
  Stock Incentive Plan                                                   --      --

Shares outstanding used to compute fully diluted earnings per share     3,803   3,805

Net Income                                                             $  305  $   66


Fully diluted earnings  per share                                      $  .08  $  .02

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